Exhibit 1
To whom it may concern
June 14, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice of Issuance of U.S. Dollar-denominated Unsecured Straight Bonds
NIS GROUP CO., LTD. (the “Company”) will issue U.S. Dollar-denominated Unsecured Straight Bonds (the “Bonds”) as shown below. Through this first-ever issuance by the Company of bonds targeted to overseas institutional investors, the Company intends to diversify its funding sources as well as to develop its relationship with overseas institutional investors, particularly in European and Asian markets.

1. Bond Issue:	NIS GROUP CO., LTD. U.S. Dollar-denominated Unsecured Straight Bonds
2. Total Amount of Issue:	200 million U.S. dollars
3. Maturity:	June 20, 2012
4. Interest Rate:	8.06% per annum
5. Issue Price:	100% of par value
6. Closing Date:	June 20, 2007 (scheduled)
7. Method of Offering:	Offering in the Euro markets
(Outside Japan and the United States in reliance on Regulation S under the U.S. Securities Act of 1933)
8. Use of Proceeds:	General corporate purposes and refinancing
9. Rating:	BB+, Standard & Poor’s
10. Stabilization:	Stabilization/FSA

Note:	This document is a press release prepared as a general announcement by the Company with regard to the issuance of the Bonds and has not been prepared for the purpose of soliciting any investment. The offering of the Bonds has not been and will not be made in Japan. The Bonds have not been and will not be registered under the Securities and Exchange Law of Japan. An investor should read our Offering Circular in respect of the Bonds carefully before making an investment decision to purchase the Bonds.

This press release does not constitute an offer of securities in the United States under the United States Securities Act of 1933 as amended (the “Securities Act”). The Bonds have not been and will not be registered under the Securities Act. The Bonds may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act.